LETTER OF INTENT

January 17, 2013

To: Victory Electronic Cigarettes LLC, a Florida limited liability company 1880 Airport Drive, Ball Ground GA 30107

Re: Purchase of all of the issued and outstanding securities (the "Securities") in the capital of Victory Electronic Cigarettes LLC (the "Target")

The following sets out the basic terms upon which Teckmine Industries, Inc. (the "**Purchaser**") would be prepared to purchase the Securities. The terms are not comprehensive and additional terms, including customary representations and warranties, will be incorporated into a formal agreement (the "**Formal Agreement**") to be negotiated between the Purchaser and the Target. The basic terms are as follows:

1. Purchaser: The Purchaser is a company incorporated under the laws of the State of Nevada with its common shares registered under the *Securities Exchange Act of 1934*.

2. Target: The Target is a limited liability company organized under the laws of the state of Florida, USA, and taxed as an S corporation for federal tax purposes. It is the intention of the partners that, on or before the date of closing (the "Closing Date"), Target will convert from a Florida limited liability company to a corporation incorporated under the laws of a different state.

3. Securities: The Purchaser agrees to purchase from all of the securityholders of the Target (collectively, the "**Vendors**") and the Target agrees to use commercial best efforts to cause the Vendors to agree to sell, assign and transfer to the Purchaser, the Securities free and clear of all liens, charges and encumbrances. In the event that the Target is not able to cause all of the Vendors to consent to sell, assign and transfer all of the securities of the Target to the Purchaser, the Target will cause the shareholders of the Target (each, a "**Shareholder**") holding a majority of the then outstanding common shares of the Target and, if applicable, the Shareholders holding a majority of each outstanding class of shares of the Target, to consent to such other transaction structure as may be permitted under the statutory provisions of the State of Nevada set forth in the Nevada Revised Statutes.

4. Transaction: The Purchaser, the Target and the Vendors will enter into a business combination whereby the Purchaser, or a subsidiary of the Purchaser, will purchase all of the Securities (which represent all of the issued and outstanding securities in the capital of the Target) from the Vendors (the "**Acquisition**") in exchange for the issuance of an aggregate of 32,500,000 shares of common stock in the capital of the Purchaser (the "**Consideration Shares**"), which will represent approximately 60% of the issued and outstanding shares of common stock of the Purchaser (each, a "**Share**") as of the closing of the Acquisition and the Financing (as defined herein) (the "**Closing**"). In conjunction with the Closing, the Purchaser will establish a Stock Option Plan ("the Plan") and will

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authorize up to 10,000,000 shares of the Purchaser to be issued pursuant to the Plan. Upon the Closing, the Target will become a wholly-owned subsidiary of the Purchaser or a subsidiary of the Purchaser. The Acquisition will be completed pursuant to available exemptions from the *Securities Act of 1933*, and any other applicable securities legislation.

5. Structure: In order to facilitate the Acquisition, the Purchaser and the Target each agree to use their commercial best efforts to formulate a structure for the Acquisition which is acceptable to each of the parties and which is formulated to:

   (a) comply with all necessary legal and regulatory requirements;

   (b) minimize or eliminate any adverse tax consequences; and

   (c) be as cost effective as possible.

6. Officers: At Closing, the Target will have the right to nominate all officers of the Purchaser.

7. Directors: At Closing, the board of directors of the Purchaser will consist of one nominee of the Purchaser, with the balance of the directors being nominated by the Target.

8. Employees: The parties agree to discuss and define other employee matters, including post-Closing management services, employment and benefits arrangements with respect to key employees of the Target, retention of key employees of the Target and the entering into of customary non-competition and non-solicitation agreements.

9. Financing: Upon execution of this Letter of Intent, and subject to negotiation and execution of applicable loan documentation, the Purchaser will, at the election of the Target which election will be made in writing no later than January 25, 2013, provide a secured bridge loan to the Target in the amount of $500,000 (the "**Bridge Loan**"). The loan will be offered on reasonable commercial terms in the circumstances which will include but not be limited to: interest rate of 12% per annum; a loan placement fee that will be waived on Closing of the Acquisition; and security including a General Security Agreement with the Target. Additional terms will be set out in a loan commitment letter of even date.

   On or before the Closing Date, the Purchaser will complete one or more equity private placements for aggregate gross proceeds of not less than $2,000,000 (the "**Financing**") at a price to be determined by the Purchaser (the "**Financing Price**"), of which at least $2,000,000 will be available to the Target for working capital purposes (assuming neither the Bridge Loan nor the Notes, as defined below, are repaid from the proceeds of the Financing). It is intended that approximately $350,000 (three-hundred fifty thousand) will be used by Target to reduce debt owed to current creditors of Target, and approximately $300,000 (three-hundred thousand) will be used to pay deferred compensation owed to some of Target's employees. On or within 90 days following the Closing Date, the Purchaser will arrange an inventory finance facility for the Target in the amount of up to $3,000,000 on reasonable commercial terms.

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Prior to the Closing Date, and if the Purchaser proceeds with the Bridge Loan, the Target acknowledges that the Purchaser intends to issue convertible notes (each, a "**Note**") in connection with a proposed $500,000 convertible secured note financing (the "**Purchaser Note Financing**") in which the principal amount of each Note plus applicable interest thereon may be convertible into common shares of the Purchaser at the Financing Price at the election of the holder of the Notes. The Purchaser anticipates that the Purchaser Note Financing will proceed in two tranches, an initial $200,000 tranche (the "**First Tranche**") and a subsequent $300,000 tranche (the "**Second Tranche**"). As an incentive to the issuance of the Notes, the Purchaser has agreed to issue share purchase warrants (each, a "**Warrant**") to the holders of the Notes, each Warrant exercisable into one common share of the Purchaser at the Financing Price for a period of 3 years from the issuance date of the Notes. The Purchaser has agreed to issue one Warrant per dollar raised in the First Tranche (aggregate of 200,000 Warrants) and to issue one Warrant for every two dollars raised in the Second Tranche (aggregate of 150,000 Warrants).

If the Notes are repaid by the Purchaser within 6 months from the issuance date, and the holders of the Notes do not elect to convert prior to such repayment, the Purchaser has agreed to issue additional share purchase warrants (each, a "**Conversion Right Warrant**") to the holders of such Notes, each whole Conversion Right Warrant exercisable into one common share of the Purchaser at a price equal to the greater of: (i) the Financing Price; and (ii) the bid price of the common shares as quoted on the OTC Bulletin Board on the date a notice to repay the Notes is received by the note holder from the Purchaser (the "**Notice Date**"). The Conversion Right Warrants are exercisable for a period of 2 years from the Notice Date. The Purchaser has agreed to issue 0.4 Conversion Right Warrants per dollar invested by the holder of the Notes and that are subject to repayment by the Purchaser (aggregate of 200,000 Conversion Right Warrants will be issued in the event all Notes are repaid and no Notes are converted).

10. Access to Information: The Purchaser and the Target agree that, immediately upon the execution of this Letter of Intent by the Target:

    (a) the Purchaser and its respective advisors will have full access during normal business hours to, or the Target will deliver to the Purchaser, copies of all documents pertaining to the operations of the Target; and

    (b) the Target and its respective advisors will have full access during normal business hours to, or the Purchaser will deliver to the Target or the Vendors, as applicable, copies of all documents pertaining to the operations of the Purchaser.

11. Return of Materials: Each of the Purchaser and the Target agrees to return or destroy any materials delivered in accordance with Section 10 of this Letter of Intent if the Formal Agreement is not executed within the time provided in this Letter of Intent.

12. Conditions Precedent for the Purchaser: The obligation of the Purchaser to proceed with the Acquisition will be subject to the satisfaction by the Target and/or the Vendors or written waiver by the Purchaser of the following conditions (the "**Purchaser's Conditions Precedent**") within the time set forth in the Formal Agreement:

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(a) the Purchaser reviewing and approving all materials in the possession and control of the Target and the Vendors which are germane to the decision of the Purchaser to proceed with the Acquisition;

(b) the Purchaser and its advisors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and both the Purchaser and its advisors being satisfied with the results of such due diligence;

(c) the Target providing to the Purchaser, and the Purchaser and its accountant having had a reasonable opportunity to review, audited financial statements of the Target for each of the last two fiscal years completed prior to the Closing, prepared in accordance with United States generally accepted accounting principles (as modified in a manner acceptable to Purchaser) by independent accountants registered with the United States Public Company Accounting Oversight Board, and unaudited financial statements for the Target's most recent interim financial period prior to the Closing, if any, and both the Purchaser and its accountant being satisfied with the content of such financial statements;

(d) the Purchaser having received a legal opinion from counsel for the Target with respect to the Target and the Securities, in a form reasonably satisfactory to counsel for the Purchaser;

(e) the Purchaser obtaining all necessary governmental, regulatory and court consents, waivers and approvals (including antitrust clearance to the extent applicable);

(f) the Target obtaining the consent of any parties from whom consent to the Acquisition is required;

(g) the Target and the Vendors complying with all pre-Closing covenants to be set out in the Formal Agreement and the continuing accuracy in all material respects of the representations and warranties of the Target and the Vendors as contained therein at Closing;

(h) the Target's liabilities, determined in accordance with United States generally accepted accounting principles, not exceeding $100,000, excluding the Bridge Loan, any credit facility against inventory or receivables of the Target, any related party loans and any deferred compensation;

(i) no material adverse change having occurred in connection with the business of the Target or the Securities;

(j) no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in connection with the Acquisition or the Financing;

(k) approval of the board of directors of the Purchaser and the Target being obtained;

(l) approval of: (i) all of the Vendors being obtained; or (ii) Shareholders holding a majority of the Securities and, if applicable, Shareholders holding a majority of each outstanding class of Securities, being obtained; and

(m) any other conditions customary in transactions similar to the Acquisition.

It would be the expectation of the Purchaser that many of the Purchaser's Conditions Precedent will be narrowed or eliminated altogether as the Purchaser completes its due diligence and the Formal Agreement and schedules thereto are finalized.

13. <u>Conditions Precedent for the Vendors</u>: The obligation of the Vendors to proceed with the Acquisition will be subject to satisfaction by the Purchaser or written waiver by the Vendors of the following conditions (collectively, the **"Vendors' Conditions Precedent"**) within the time set forth in the Formal Agreement:

(a) the Vendors reviewing and approving all materials in the possession and control of the Purchaser which are germane to the decision of the Vendors to proceed with the Acquisition;

(b) the Vendors and their advisors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and the Vendors and their advisors being satisfied with the results of such due diligence;

(c) the Vendors and their accountant having had a reasonable opportunity to review the audited financial statements of the Purchaser, and the Vendors and their accountant being satisfied with the content of such financial statements;

(d) the Target having received a legal opinion from counsel for the Purchaser with respect to the Purchaser and the Consideration Shares, in a form reasonably satisfactory to counsel for the Vendor;

(e) the Vendors and the Target obtaining all necessary governmental, regulatory and court consents, waivers and approvals (including antitrust clearance to the extent applicable);

(f) the Purchaser obtaining the consent of any parties from whom consent to the Acquisition is required;

(g) the Purchaser complying with all pre-Closing covenants to be set out in the Formal Agreement and the continuing accuracy in all material respects of the representations and warranties of the Purchaser as contained therein at Closing;

(h) no material adverse change having occurred in connection with the business of the Purchaser;

(i) the Purchaser completing equity financing for sufficient net proceeds to provide the Purchaser with working capital of $2,000,000 at Closing (before settlement of

the Bridge Loan and any repayment of the Notes), after payment of all outstanding Purchaser liabilities (except for repayment of the Notes);

(j) approval of the board of directors of the Purchaser and the Target and approval of all of the Vendors being obtained;

(k) no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in connection with the Acquisition or the Financing;

(l) the Purchaser having no more than 20,000,000 Shares outstanding as of the Closing (including any Shares to be issued in connection with the Financing but excluding any securities issued in connection with the Purchaser Note Financing, or securities convertible or exercisable thereunder); and

(m) other conditions customary in transactions similar to the Acquisition.

It would be the expectation of the Vendors that many of the Vendors' Conditions Precedent will be narrowed or eliminated altogether as the Vendors complete their due diligence and the Formal Agreement and schedules thereto are finalized.

14. Closing: The Closing, unless otherwise agreed to by the Purchaser and the Target, will occur not later than March 31, 2013. At the Closing, the Vendors will transfer the Securities to the Purchaser free from any outstanding liens, charges, claims or encumbrances and execute all such documents as the Purchaser's solicitors may require in order to effect such transfer. The Closing may take place by exchange of the appropriate solicitors' undertakings, which will involve each party's solicitors delivering to his or her counterpart all required documentation, to be held in trust and not released until all such documentation has been executed and delivered to the Purchaser.

15. Confidentiality: Except as and to the extent required by law, neither the Purchaser nor the Target will disclose or use, and will direct its respective representatives not to disclose or use to the detriment of the other party, any Confidential Information (as defined below) with respect to such other party furnished, or to be furnished, by either the Purchaser or the Target or their respective representatives to such other party or its representatives at any time or in any manner other than as may be agreed to by such other party. For purposes of this Section 15, **"Confidential Information"** means any information about the Target or the Purchaser stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the other party or its representatives or to others not bound by a duty of confidentiality; (ii) such information becomes publicly available through no fault of the other party or its representatives; (iii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition; or (iv) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings. Upon the written request of the Purchaser or the Target, as applicable, the other party will promptly return or destroy any Confidential Information in its possession and certify in writing to the other party that it has done so.

16. Disclosure: Except as and to the extent required by law, without the prior written consent of the other parties, neither the Purchaser, the Vendors, nor the Target will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transactions proposed in this Letter of Intent. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

17. Expenses: The Purchaser, the Target and each Vendor will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

18. Formal Agreement: Upon execution of this Letter of Intent, the Purchaser will arrange for the preparation of a draft of the Formal Agreement for the Vendors' and Target's review. The Formal Agreement may require further negotiation and may contain matters not contemplated in this Letter of Intent.

19. Good Faith Negotiations: Each of the parties will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement on or before January 31, 2013 and to consummate the Acquisition on or before March 31, 2013.

20. Standstill: From the date hereof until March 31, 2013, unless a later date is mutually agreed to in writing by the parties, the parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the matters contemplated by this Letter of Intent to, any third parties, unless such action, matter or transaction is part of the transactions contemplated in this Letter of Intent or is satisfactory to, and is approved in writing in advance by, the other party hereto or is necessary to carry on the normal course of business.

21. Not a Binding Agreement: This Letter of Intent does not create a binding contract and will not be enforceable, except in respect of the obligations set out in paragraphs 11, 15, 16, 17, 19, 20, 21, 23, 24, 25 and 26 (collectively, the "**Binding Provisions**"). The Binding Provisions will automatically terminate on December 31, 2013 and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except for the obligations in paragraphs 11, 15, 16, 17, 21 and 23, which will survive any such termination.

22. Currency: All references to "$" in this Letter of Intent shall refer to currency of the United States of America.

23. Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

24. Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

25. No Liability: Except as specified in paragraph 21, the provisions of this Letter of Intent do not constitute and will not give rise to any legally binding obligation on the part of either party to this Letter of Intent. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Acquisition, or relating to the negotiation of the terms of the Acquisition or the Formal Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties to this Letter of Intent.

26. Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent by no later than by 5:00 p.m. on January 18, 2013. Facsimile is acceptable.

Yours truly,

TECKMINE INDUSTRIES, INC.

Name: Nathan Woods
Title: President

The above terms are accepted this 17th day of January, 2013.
VICTORY ELECTRONIC CIGARETTES LLC

Name: Marc Hardgrove
Title: Authorized Member

Name: Brent David Willis
Title: Chief Operating Officer

22. Currency: All references to "$" in this Letter of Intent shall refer to currency of the United States of America.

23. Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

24. Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

25. No Liability: Except as specified in paragraph 21, the provisions of this Letter of Intent do not constitute and will not give rise to any legally binding obligation on the part of either party to this Letter of Intent. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Acquisition, or relating to the negotiation of the terms of the Acquisition or the Formal Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties to this Letter of Intent.

26. Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent by no later than by 5:00 p.m. on January 18, 2013. Facsimile is acceptable.

Yours truly,

TECKMINE INDUSTRIES, INC.

Name: Nathan Woods
Title: President

The above terms are accepted this 17th day of January, 2013.
VICTORY ELECTRONIC CIGARETTES LLC

Name: Marc Hardgrove
Title: Authorized Member

Name: Brent David Willis
Title: Chief Operating Officer

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